Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated July 19, 2022, with respect to the consolidated financial statements of Enlight Renewable Energy Ltd., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin
Somekh Chaikin
Member Firm of KPMG International
Tel Aviv, Israel
February 6, 2023